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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Amendment No. 2 to the registration statement of Sykes Enterprises, Incorporated on Form S-3 of our report dated March 6, 1998, on our audits of the consolidated financial statements of Sykes Enterprises, Incorporated and subsidiaries as of December 31, 1997, and for the year ended December 31, 1997, which report is in the Annual Report on Form 10-K for the year ended December 31, 1997. Separate financial statements of McQueen International Limited included in the 1995 and 1996 restated consolidated statements of income and cash flows were audited and reported on separately by other auditors. We also consent to the reference to our firm under the caption "Experts."


                                          Coopers & Lybrand L.L.P.


Tampa, Florida
June 15, 1998